                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

                      INSIGHT COMMUNICATIONS COMPANY, INC.
          ------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    2)  Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    4)  Proposed maximum aggregate value of transaction: _______________________

    5)  Total fee paid: ________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid: ________________________________________________

    2)  Form, Schedule or Registration Statement No.: __________________________

    3)  Filing Party: __________________________________________________________

    4)  Date Filed: ____________________________________________________________

                      INSIGHT COMMUNICATIONS COMPANY, INC.

                              --------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 10, 2002

                              --------------------


         The Annual Meeting of Stockholders of Insight Communications Company, Inc. will be held at the Rihga Royal, 151 West 54th Street, New York, New York at 9:00 a.m. on Friday, May 10, 2002, for the following purposes:

                  1. To elect seven directors to serve for a term of one year.

                  2. To ratify the selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of record of shares of Class A common stock and Class B common stock at the close of business on March 28, 2002 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                             By Order of the Board of Directors,




                                             Elliot Brecher
                                             Secretary

April 15, 2002












--------------------------------------------------------------------------------

All persons to whom the accompanying proxy is addressed are requested to date, execute and return it promptly in the enclosed, self-addressed envelope. No postage is required if mailed within the United States.

--------------------------------------------------------------------------------

                      INSIGHT COMMUNICATIONS COMPANY, INC.

                              ____________________


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                   To Be Held
                                  May 10, 2002

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Insight Communications Company, Inc. of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at the Rihga Royal, 151 West 54th Street, New York, New York, at 9:00 a.m. on Friday, May 10, 2002, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the attention of our Secretary, by granting a proxy bearing a later date or by voting in person at the meeting. If you hold your shares in street name and want to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

     Holders of record of shares of Class A common stock and Class B common stock at the close of business on March 28, 2002 are entitled to vote at the meeting. As of such record date, there were 50,188,336 shares of Class A common stock and 10,071,864 shares of Class B common stock outstanding.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A common stock and Class B common stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A common stock will be entitled to one vote and each share of Class B common stock will be entitled to ten votes.

     Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. Sidney R. Knafel and trusts for the benefit of his children, Michael S. Willner and Kim D. Kelly collectively beneficially own approximately 65% of the aggregate votes that may be cast at the meeting. Accordingly, the affirmative vote of such persons alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Such persons have advised us that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting and will have the same effect as a vote AGAINST each of such proposals. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether a proposal has been approved.

     We will bear the cost of soliciting these proxies. Proxies may be solicited by directors, officers or employees of our company in person or by telephone.

     A list of stockholders entitled to vote at the meeting will be available at our executive offices located at 810 7th Avenue, New York, New York 10019. This proxy statement and the form of proxy are being mailed to stockholders on or about April 15, 2002.

                              ELECTION OF DIRECTORS

     It is proposed to elect seven directors to hold office for terms of one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors unless instructed to the contrary. Each nominee is currently a director of our company. We, Mr. Knafel and trusts for the benefit of his children, Mr. Willner, Ms. Kelly and all of the members of management holding shares of Class B common stock have agreed to cause the election of two directors designated by Vestar Capital Partners III, L.P. so long as Vestar continues to own at least 2,480,430 shares of our common stock, and one such director so long as Vestar continues to own at least 992,172 shares of common stock.

                               Principal occupation and business
Name of Nominee       Age      experience during the past five years
---------------       ---      -------------------------------------

Sidney R. Knafel      71       Chairman of the Board since 1985. He was the
                               founder, Chairman and an equity holder of Vision
                               Cable Communications, Inc. from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company, and also serves as Chairman of BioReliance Corporation, a biological testing company. He is a director of NTL
                               Incorporated, General American Investors Company,
                               Inc. and IGENE Biotechnology, Inc., as well as several private companies. Mr. Knafel is a graduate of Harvard College and Harvard Business
                               School.

Michael S. Willner    50       Co-founder and President and Chief Executive
                               Officer since 1985, and member of the
                               Compensation Committee. Previously, Mr. Willner served as Executive Vice President and Chief
                               Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for
                               Vision Cable from 1977 to 1979 and General
                               Manager of Vision Cable's Bergen County, New
                               Jersey cable television system from 1975 to 1977.
                               Currently, Mr. Willner is a director of NTL
                               Incorporated. He is Chairman of the National
                               Cable & Telecommunications Association's Board of
                               Directors and Executive Committee. He also serves on the boards of C-SPAN, CableLabs and the Walter
                               Kaitz Foundation. Mr. Willner is a graduate of Boston University's College of Communication and serves on the school's Executive Committee.

Kim D. Kelly          45       Executive Vice President since 1990. Ms. Kelly
                               has also been Chief Operating Officer since
                               January 1998, and was Chief Financial Officer from 1990 until January 2002. Prior thereto, she served from 1982 to 1990 with Marine Midland
                               Bank, becoming its Senior Vice President in 1988, with primary responsibility for media lending activities. Ms. Kelly is Chairperson of the Cable
                               Advertising Bureau's Board of Directors. She also serves as a member of the National Cable &
                               Telecommunications Association Subcommittees for
                               Telecommunications Policy, Diversity Initiatives and Accounting. Ms. Kelly also serves as a director of Bank of New York Hamilton Funds, and serves on the boards of Cable in the Classroom, The Cable Center and the Cable &
                               Telecommunications Association for Marketing
                               Educational Foundation. Ms. Kelly is a graduate of George Washington University.

Thomas L. Kempner     74       Chairman of the compensation and stock option
                               committees. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners
                               Corporation, investment bankers, and its predecessors since February 1978. He is currently a director of Alcide Corporation, CCC Information
                               Services Group, Inc., FuelCell Energy, Inc.,
                               IGENE Biotechnology, Inc., Intermagnetics General
                               Corp., Northwest Airlines, Inc. (Emeritus),
                               Evercel, Inc., Roper Starch Worldwide, Inc. and
                               Dyax Corporation. Mr. Kempner is a graduate of Yale University.

James S. Marcus        72      Member of the audit committee. Mr. Marcus is a
                               retired partner of The Goldman Sachs Group, L.P.
                               (predecessor of The Goldman Sachs Group, Inc.), investment bankers. He is currently a director of American Biltrite Inc. Mr. Marcus is a graduate of Harvard College and Harvard Business School.

Prakash A. Melwani     43      Chairman of the audit committee. Mr. Melwani is
                               a Managing Director of Vestar Capital Partners, manager of over $3.5 billion in private equity capital, and was a founding partner of Vestar at its inception in 1988. Mr. Melwani has been designated as a director by Vestar pursuant to a Securityholders Agreement between Vestar, us and other parties. Mr. Melwani is a graduate of Cambridge University and Harvard Business School.

Daniel S. O'Connell    48      Member of the compensation, audit and stock
                               option committees. Mr. O'Connell was a founder in 1988 of Vestar. He is currently the Chief
                               Executive Officer of Vestar. Mr. O'Connell has been designated as a director by Vestar pursuant to a Securityholders Agreement between Vestar, us and other parties. Mr. O'Connell is a graduate of Brown University and the Yale University School of Management.

     The Board of Directors has an audit committee, a compensation committee and a stock option committee. The Board of Directors has no nominating committee; nominees for election as directors are selected by the Board of Directors. During 2001, there were four meetings of the audit committee, one meeting of the compensation committee and three meetings of the stock option committee. All of the respective committee members attended each of the committee meetings.

     The audit committee consists of three directors, all of whom are independent directors. The current members of the audit committee are Prakash Melwani, James Marcus and Daniel O'Connell. Its functions include the following:

  . recommend the appointment of independent auditors, . review the arrangements for and scope of the audit by independent auditors, . review the independence of the independent auditors, . consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions,
  . review and monitor our policies regarding business ethics and conflicts of interest,
  . discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters, and
  .  review the activities and recommendations of our accounting department.

     The compensation committee consists of three directors, two of whom are independent directors. The current members of the compensation committee are Thomas Kempner, Daniel O'Connell and Michael Willner. The compensation committee has authority to review and make recommendations to the Board of Directors with respect to the compensation of our executive officers.

     The stock option committee consists of two directors, each of whom is a "non-employee" director. The current members of the stock option committee are Thomas Kempner and Daniel O'Connell. The stock option committee administers our 1999 stock option plan and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options, nonqualified stock options and stock appreciation rights (in tandem with an option or free-standing) or a combination thereof, the option periods, whether an option is exercisable for Class A common stock or Class B common stock, the limitations on option exercise and the number of shares to be subject to such options, taking into account the nature and value of services rendered and contributions made to our success. The stock option committee also has authority to interpret the plan and, subject to certain limitations, to amend provisions of the plan as it deems advisable.

     During 2001, the Board of Directors held four meetings and took action two times by unanimous written consent. All of the directors attended at least 75% of the aggregate number of meetings of the Board.

     The Board of Directors recommends a vote FOR the election of the nominees herein.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 28, 2002 with respect to the beneficial ownership of our common stock by:

  . each person who is known by us to beneficially own more than 5% of our common stock;
  .  each of our directors;
  . each executive officer who is named below in the Summary Compensation Table; and
  .  all directors and executive officers as a group.

     Unless otherwise indicated, the address of each person named in the table below is Insight Communications Company, Inc., 810 Seventh Avenue, New York, New York 10019, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

                                                                Class A                    Class B              Percent of
                                                             Common Stock               Common Stock            Vote as a
                                                             ------------               ------------
                                                                                                                  Single
                Beneficial Owner                       Number            %          Number           %           Class(1)
                ----------------                       ------            --         ------           --          --------
Sidney R. Knafel(2)(3)                                    --             --       4,128,132         40.1           26.9
Michael S. Willner(3)(4)                                  --             --       1,819,014         17.5           11.8
Kim D. Kelly(3)(5)                                        --             --       1,125,920         10.8            7.3
Thomas L. Kempner(6)(7)                              793,011            1.6              --           --              *
James S. Marcus(7)                                     7,187              *         132,779          1.3              *
Prakash A. Melwani(7)(8)                           4,928,910            9.8              --           --            3.3
Daniel S. O'Connell(7)(8)                          4,928,910            9.8              --           --            3.3
Dinesh C. Jain (3)                                    10,000              *              --           --              *
Elliot Brecher (3)(9)                                 21,000              *              --           --              *
Vestar Capital Partners III, L.P.(8)               4,921,723            9.8              --           --            3.3
Andrew G. Knafel, Joshua Rubenstein
   and William L. Scherlis, as trustees
   under Trusts F/B/O Knafel
   children(10)                                       45,369              *       3,354,737         33.3           22.3
Franklin Resources, Inc.
   and affiliates(11)
   777 Mariners Island Blvd
   San Mateo, CA 94403                             3,043,800            6.1              --           --            2.0
Westport Asset Management, Inc.
   and affiliates(12)
   253 Riverside Avenue
   Westport, CT 06880                              3,207,800            6.4              --           --            2.1
Wallace R. Weitz & Company
   and affiliates(13)
   1125 South 103/rd/ St., Suite 600
   Omaha, Nebraska 68124                           6,225,025           12.4              --           --            4.1
Capital Group International, Inc.
   and affiliates(14)
   11100 Santa Monica Blvd
   Los Angeles, CA 90025                           2,583,000            5.1              --           --            1.7
All directors and executive officers
   as a group (9 persons)(3)(15)                   5,767,295           11.5       7,205,845         65.7           45.0

__________

* Less than 1%.

(1) Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock vote together as a single class on all matters presented for a vote, except as otherwise required by law.
(2) Includes 3,477,177 shares held by corporations for which Mr. Knafel is the sole stockholder and 425,955 shares held by the estate of Mr. Knafel's deceased wife for which Mr. Knafel serves as executor. Also includes 225,000 shares issuable upon the exercise of options granted pursuant to the plan.
(3) Does not include those shares issuable upon the exercise of options granted pursuant to the plan which are not exercisable within 60 days.
(4) Includes 6,448 shares of Class B common stock held in trust for the benefit of his minor children. Also includes 337,500 shares issuable upon the exercise of options granted pursuant to the plan.
(5) Includes 337,500 shares issuable upon the exercise of options granted pursuant to the plan.
(6) Represents shares held personally, as beneficiary of a trust and by a corporation he controls. Also represents shares held by his spouseand trusts for which he serves as trustee, for which Mr. Kempner disclaims beneficial ownership.
(7) Includes 7,187 shares issuable upon the exercise of independent director retainer options granted pursuant to the plan.
(8) Each of Mr. Melwani, a managing director of Vestar, and Mr. O'Connell, the Chief Executive Officer of Vestar, may be deemed to beneficially own the shares held by Vestar. Vestar's address is 245 Park Avenue, 41st floor, New York, New York 10167.
(9) Includes 20,000 shares issuable upon the exercise of options granted pursuant to the plan.
(10) Includes 386,413 shares of Class B common stock held individually by Andrew
     G. Knafel and 45,369 shares of Class A common stock held individually by William L. Scherlis. Sidney Knafel expressly disclaims beneficial ownership of the shares.
(11) Based on information contained in a Schedule 13G jointly filed by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. in February 2002, Franklin Advisers has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 3,043,800 shares of our Class A common stock. Such Schedule 13G states that such shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, that Messrs. Johnson are the principal shareholders of Franklin Resources and that Franklin Advisers is an investment advisor.
(12) Based on information contained in a Schedule 13G filed by Westport Asset Management, Inc. in February 2002, Westport Asset Management has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 880,875 shares of our Class A common stock, has shared power, with Westport Advisors LLC, to vote or to direct the vote of 1,693,500 shares of our Class A common stock, and has shared power, with Westport Advisors, to dispose or direct the disposition, of 2,326,925 shares of our Class A common stock. Such Schedule 13G states that Westport Asset Management and Westport Advisors are each investment advisors, that Westport Asset Management owns 50% of Westport Advisors, and that Westport Asset Management disclaims beneficial ownership of our Class A common stock.
(13) Based on information contained in a Schedule 13G jointly filed by Wallace
     R. Weitz & Company and Wallace R. Weitz in February 2002, Weitz & Co. and Mr. Weitz (president and primary owner of Weitz & Co.) have shared power to vote or to direct the vote of 6,154,025 shares of our Class A common stock, and shared power to dispose or direct the disposition, of 6,225,025 shares of our Class A common stock. Such Schedule 13G states that all of our Class A common stock is owned of record by investment advisory clients of Weitz & Co. and that the filing of such statement shall not be construed as an admission that Weitz & Co. is the beneficial owner of any of the securities covered by the statement.
(14) Based on information contained in a Schedule 13G jointly filed by Capital Group International, Inc. and Capital Guardian Trust Company in February 2002, Capital Group (parent holding company of Capital Guardian) and Capital Guardian have shared power to vote or to direct the vote of 2,006,700 shares of our Class A common stock, and shared power to dispose or direct the disposition, of 2,583,000 shares of our Class A common stock. Such Schedule 13G states that Capital Guardian is deemed to be the beneficial owner of our Class A common stock as a result of its serving as the investment manager of various institutional accounts.
(15) Includes shares issuable upon the exercise of options granted pursuant to the Plan.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The compensation committee, which is composed of two independent directors (Thomas L. Kempner and Daniel S. O'Connell) and one inside director (Michael Willner), is responsible for reporting to the Board of Directors concerning the compensation policies followed by the committee in recommending to the Board compensation for executive officers.

     The base salaries and bonuses for executive officers for 2001 were determined upon the joint recommendation of Michael Willner and Kim Kelly based upon each such officer's compensation during the previous year, company performance during the previous year as compared to earlier years and such officer's contribution to such performance. On this basis, bonuses were awarded to such executive officers in 2001, as indicated in the Summary Compensation Table below. None of the executive officers received an adjustment to base salary in 2000. Base salaries for each of the executive officers other than the Chairman were increased in 2001 to reflect a 4% per year increase.

     As one of our principal stockholders, Mr. Willner's financial interests are directly tied to our overall performance, as reflected in the price per share of our common stock. For his services as chief executive officer, Mr. Willner's future compensation will be determined in accordance with the compensation policies outlined below.

     The committee intends to implement during 2002 a compensation program designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services we need to maximize our return to stockholders. The program will be premised on the belief that an executive's compensation should reflect his individual performance and overall company performance, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program will require flexibility in order to ensure that we can continue to attract and retain executives with unique and special skills critical to our success. Flexibility will also be necessary to permit adjustments in compensation in light of changes in business and economic conditions. The compensation of each executive officer will be reviewed annually by the committee. The committee's annual performance evaluation of each executive officer will be subjective, will rely heavily on the performance evaluation presented to the committee by Mr. Willner and Ms. Kelly, and not upon an exact formula for determining the relative importance of each of the factors considered, nor will there be a precise measure of how each of the individual factors relates to the committee's recommendation with respect to each executive officer's ultimate annual compensation.

     Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders and (iv) the compensation committee certifies that the performance goals were in fact satisfied. While the committee will give due consideration to the deductibility of compensation payments on future compensation arrangements with our executive officers, the committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the company and its stockholders, and deductibility will be only one among a number of factors used by the committee in making its compensation decisions.

                        Compensation Committee of the Board of Directors

                        Thomas L. Kempner, Chairman
                        Daniel S. O'Connell
                        Michael S. Willner

Performance Graph

     The following line graph compares the annual percentage change in the cumulative total stockholder return on our Class A common stock with the cumulative total return of the Nasdaq National Market Composite Index and the cumulative total return of the Nasdaq Telecommunications Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from July 21, 1999, the date our Class A common stock commenced trading, through December 31, 2001. The performance graph assumes that an investment of $100 was made in the Class A common stock and in each Index on July 21, 1999, and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                     Value of $100 Invested on July 21, 1999
                     ---------------------------------------
                              [GRAPH APPEARS HERE]

                                          7/21/99  12/31/99   12/31/00  12/31/01
                                          -------  --------  ---------  --------

Insight Communications Company, Inc.        $100     $ 99       $79       $81

Nasdaq National Market Composite Index       100      148        90        71

Nasdaq Telecommunications Index              100      149        68        35


     We believe that the foregoing information provided has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing our compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

     The following table summarizes the compensation for services rendered paid in 1999, 2000 and 2001 to the Chief Executive Officer and our other executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                          Long-Term
                                                     Annual Compensation             Compensation Awards
                                                     -------------------             -------------------
                                                                                  Restricted      Securities
                                                                                     Stock        Underlying        All Other
              Name and                               Salary          Bonus          Awards          Options       Compensation
        Principal Position              Year           ($)            ($)           ($)(1)            (#)           ($)(1)(2)
        ------------------              ----           ---            ---           ------            ---           ---------
Sidney R. Knafel                        2001         250,000             --             --               --           8,532
Chairman of the Board                   2000         250,000             --             --               --          17,599
                                        1999         250,000             --             --          562,500           7,605

Michael S. Willner                      2001         540,000        257,000             --               --           5,557
President and Chief                     2000         500,000        150,000             --               --           8,306
Executive Officer                       1999         500,000        100,000             --          843,750           5,538

Kim D. Kelly                            2001         486,000        135,000             --               --           5,512
Executive Vice                          2000         450,000        135,000             --               --           6,983
President and Chief                     1999         450,000         90,000             --          843,750           6,417
Operating Officer

Dinesh C. Jain (3)                      2001              --             --        176,000          250,000              --
Senior Vice President and
Chief Financial Officer

Elliot Brecher                          2001         286,000         55,000             --           25,000           6,089
Senior Vice President and               2000         275,000         55,000             --           50,000           5,141
General Counsel

____________
(1) All of the partners of Insight Communications Company, L.P. exchanged their partnership interests in Insight LP for shares of our common stock upon the closing of our initial public offering. At the same time, the general partner of Insight LP distributed to certain of our employees a number of shares of common stock representing their respective percentage equity interests in the general partner. Although certain of such shares representing equity interests in the general partner were reportable as income to the employees, the above table does not distinguish between such exchanged interests and the other interests in the general partner which were exchanged at the same time.

     We made loans to certain employees in 1999 and 2000 to assist them in paying their personal income tax obligations with respect to their receipt of such shares, as described below under "Certain Transactions - Employee Loan Program." The amounts shown above for 2001 do not reflect the forgiveness of interest on these loans pursuant to our employee loan program or the additional payments made to cover the income taxes due as a result of the forgiveness and such additional payments.

(2) Amounts for 1999, 2000 and 2001 include: (i) contributions made by us on behalf of the Named Executive Officers to our 401(k) Plan (Sidney Knafel:
     $1,875, $2,125 and $5,250; Michael Willner: $1,667, $4,250 and $3,750; Kim
     Kelly: $3,750, $4,250 and $3,750; and Elliot Brecher: $4,250 and $5,050)
     and (ii) life insurance premiums and group term life insurance premiums paid by us on behalf of the Named Executive Officers (Sidney Knafel:
     $5,730, $15,474 and $3,282; Michael Willner: $3,871, $4,056 and $1,807; Kim
     Kelly: $2,667, $2,733 and $1,762; and Elliot Brecher: $891 and $1,039).

(3) Ms. Kelly held the position of Chief Financial Officer until January 2002 when Mr. Jain joined the company in such capacity. The indicated restricted stock award is comprised of 10,000 shares of our Class A common stock, which had a value of $241,600 as of December 31, 2001 (calculated based upon the $24.16 fair market value of our Class A common stock as of December 31, 2001).

            The following table sets forth information concerning individual grants of stock options made during 2001 to the Named Executive Officers in the Summary Compensation Table.

                        Option Grants In Last Fiscal Year

                            Individual Grants

--------------------------------------------------------------------------------------------

                              Number of       Percent of                                      Potential Realizable Value
                              Securities     Total Options                                     at Assumed Annual Rates
                              Underlying       Granted to       Exercise                      of Stock Price Appreciation
                               Options        Employees in        Price        Expiration           for Option Term
                                                                                                    ---------------
Name                          Granted(1)      Fiscal Year       Per Share($)      Date           5%($)            10%($)
----                          ----------     --------------     ------------      ----       ------------    --------------
Dinesh C. Jain                  250,000           20.0%            17.60(2)     11/12/11      2,767,136(3)      7,012,467(3)

Elliot Brecher                   25,000            2.0%            18.40(2)      9/28/11        289,292(4)        733,122(4)

----------------------

(1) The options become exercisable for shares of our Class A common stock over a five-year vesting schedule.
(2) The exercise price was established at the market price on the date of grant.
(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of our Class A common stock increasing to $28.67 and $45.65, respectively.
(4) The assumed annual rates of appreciation of 5% and 10% would result in the price of our Class A common stock increasing to $29.97 and $47.72, respectively.


           The following table sets forth information at fiscal year-end 2001 concerning stock options held by the Named Executive Officers in the Summary Compensation Table. No options held by such individuals were exercised during 2001.

                          Fiscal Year-End Option Values

                                          Number of Securities               Value of Unexercised
                                         Underlying Unexercised              In-the-Money Options
                                     Options At Fiscal Year-End(#)         At Fiscal Year-End($)(1)
                                     -----------------------------         ------------------------
Name                                Exercisable        Unexercisable   Exercisable         Unexercisable
----                                -----------        -------------   -----------         -------------
Sidney R. Knafel                     225,000              337,500               0                   0

Michael S. Willner                   337,500              506,250               0                   0

Kim D. Kelly                         337,500              506,250               0                   0

Dinesh C. Jain                            --              250,000              --           1,640,000

Elliot Brecher                        20,000               55,000          35,700             197,550

-------------------
(1) The value of the unexercised in-the-money options was calculated as the difference between the exercise price of the options and $24.16, the fair market value of our Class A common stock as of December 31, 2001, multiplied by the number of in-the-money options outstanding.

Compensation of Directors

            Those directors who are not also our employees receive an annual retainer fee of $25,000, which may, at the election of the director, be in the form of cash or five-year stock options to purchase our Class A common stock. Non-employee directors also receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended.

1999 Stock Option Plan

     The Board of Directors adopted the Insight Communications Company, Inc. 1999 Stock Option Plan as of June 24, 1999. We reserved 5,000,000 shares of common stock with respect to which options and stock appreciation rights ("SARs") may be granted under the Plan. The purpose of the Plan is to promote the interests of our company and our stockholders by strengthening our ability to attract and retain competent employees, to make service on our Board of Directors more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in our company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of our company largely depends.

     The Plan may be administered by either the entire Board of Directors or a committee consisting of two or more members of the Board of Directors, each of whom is a "non-employee director" (as defined in Rule 16b-3 under the Securities Exchange Act of 1934). The Plan is currently administered by a stock option committee of the Board of Directors consisting of two non-employee directors, Thomas L. Kempner and Daniel S. O'Connell.

     Incentive stock options ("ISOs") may be granted only to officers and key employees of our company and our subsidiaries. Nonqualified stock options and SARs may be granted to such officers and employees as well as to our agents, directors and consultants. In determining the eligibility of an individual for grants under the Plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the recommendations of Michael Willner and Kim Kelly, the position and responsibilities of the individual being considered, the nature and value to our company or our subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of our company or our subsidiaries, the number and terms of options and SARs already held by an individual and such other factors as the stock option committee may deem relevant. In making recommendations to the stock option committee, Mr. Willner and Ms. Kelly focus upon individuals who would be motivated by a direct economic stake in the equity of our company. Options may provide for their exercise into shares of any class of our common stock, Class A or Class B. Under an agreement with Vestar, we have agreed not to grant options for Class B common stock representing in excess of 6% of the fully-diluted shares.

     The Plan provides for the granting of ISOs to purchase common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any exercise price. SARs granted in tandem with an option have the same exercise price as the related option. The Plan contains limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of our capital stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the Plan after June 25, 2009, and no option or SAR may be outstanding for more than ten years after its grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of our common stock, or any combination thereof. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for us and within three months after termination of such services.

     The Plan may be terminated at any time by the Board of Directors, which may also amend the Plan, except that without stockholder approval, it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options under the Plan.

401(k) Plan

     We maintain a 401(k) retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986 covering all of our eligible employees. Pursuant to the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $10,500 in 2001, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by us up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by us. We match employee contributions on a quarterly basis in an amount equal to 100% of an employee's contributions for the quarter, excluding any such contributions in excess of 5% of the employee's pre-tax compensation for the quarter. The 401(k) plan provides that half of our matching contribution is made in the form of our Class A common stock and the other half is made in cash. The stock is contributed after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. The 401(k) plan applies a three-year vesting schedule to all of our matching contributions, which commences on the employees' first employment date and expires on the employees' third anniversary date. The 401(k) plan is qualified under Section 401 of the Internal Revenue Code so that contributions by employees and employer, if any, to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made.

Compensation Committee Interlocks and Insider Participation

     Currently, the members of the compensation committee are Thomas L. Kempner, Daniel S. O'Connell and Michael S. Willner, our President and Chief Executive Officer.

                             AUDIT COMMITTEE REPORT

     The audit committee, which is composed of three independent directors (Prakash A. Melwani, James S. Marcus and Daniel S. O'Connell), operates under a written charter adopted by the Board of Directors, which is attached as Exhibit A to this Proxy Statement. Among its functions, the committee recommends to the Board of Directors the selection of independent auditors.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

     In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors their independence and considered the compatibility of nonaudit services with the auditors' independence.

     Based upon the committee's discussion with management and the independent auditors and the committee's review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                       Audit Committee of the Board of Directors

                                       Prakash A. Melwani, Chairman
                                       James S. Marcus
                                       Daniel S. O'Connell

                              CERTAIN TRANSACTIONS

Source Media Transactions

             On November 17, 1999, Insight Interactive, LLC, our wholly-owned subsidiary, formed a joint venture with Source Media, Inc. known as SourceSuite, LLC to conduct all lines of business of Source Media relating to its VirtualModem and Interactive Channel products and businesses. We capitalized the joint venture with $13.0 million in exchange for our 50% equity interest. As part of the transaction, Insight Interactive acquired 842,105 shares of Source Media's common stock for $12.0 million and warrants to purchase up to an additional 4,596,786 shares at an exercise price of $20 per share. Insight Interactive also received a share of non-participating preferred stock of Source Media, which provided us with the right to designate three members of the board of directors of Source Media. In October 1999, we purchased $10.2 million aggregate principal amount of Source Media's 12% senior secured notes due 2004 for a purchase price of approximately $4.1 million.

             On March 3, 2000, SourceSuite's VirtualModem business was sold to Liberate Technologies in exchange for the issuance to each of Insight Interactive and Source Media of 886,000 shares of Liberate common stock. SourceSuite continues to own and operate its programming assets, LocalSource and SourceGuide, and is party to preferred content and programming services agreements with Liberate.

             We are currently providing SourceSuite's interactive services to customers of our systems. During 2001 and 2000, fees for such services totaled $1.2 million and $77,000.

             On March 14, 2002, we purchased the remaining 50% equity interest in SourceSuite that we did not already own by means of submitting a bid at the public foreclosure sale of certain Source Media assets related to the SourceSuite operations. The public foreclosure sale was conducted pursuant to
Article 9 of the Uniform Commercial Code by The Bank of New York Trust Company of Florida, N.A., as trustee and collateral agent with respect to the 12% notes. We paid for the 50% interest by tendering our Source Media 12% notes. Source Media announced that it has terminated operations effective March 14, 2002.

Employee Loan Program

             In connection with our initial public offering, we issued a total of 1,412,181 shares of common stock to our employees, including executive officers and directors. In October 1999 and April 2000, we made loans to certain of these employees, the proceeds of which were used to satisfy the individual income tax obligations with respect to the receipt of these shares. The aggregate outstanding principal amount of such loans is approximately $14.0 million, including $9.6 million to Kim Kelly, our Executive Vice President and Chief Operating Officer. None of the other Named Executive Officers received such loans. Each of the non-recourse loans are represented by notes which contain identical terms and are secured by the shares of common stock received by the individuals. The loans mature on October 1, 2004 and bear interest at the rate of 5.07% per annum, with accrued interest payable on October 1 of each year, commencing October 1, 2001. The loans, including accrued interest, are payable by employees 180 days following the termination of their employment.

             On March 8, 2001, the Board of Directors adopted a program designed to reduce the impact of the tax obligations on these employees. Under this program, we may forgive the accrued interest due from an employee on each interest payment date provided such employee continues to be employed in good standing on such date, with an additional payment to cover the income taxes due as a result of the forgiveness and such additional payment. The employee would be required to pay us an amount equal to any benefit realized by claiming a deduction for any forgiven interest. The Board of Directors approved the forgiveness of all accrued interest under outstanding employee notes through September 30, 2001, and paid the necessary additional amounts to cover the resulting taxes, including approximately $1.1 million and $1.2 million with respect to Ms. Kelly for such interest forgiveness and additional payments. The proceeds of any sales of the pledged shares must be applied towards early prepayment of the loans, with the exception of certain "qualifying sales" and sales by an employee which would not result in the value of such employee's pledged shares being reduced to less than 200% of the principal amount of the employee's note.

             The program contemplates two categories of "qualified sales": a taxable transaction and a tax-free reorganization. If an employee's pledged shares are sold in a qualifying taxable sale, we will forgive all accrued interest and a portion of the loan so that upon such sale the employee will in effect only pay an amount that is equal to the tax the employee would have paid in the transaction had the amount received for the shares been treated as long-term capital gain where the employee held the shares at a zero basis (i.e., as if the employee had not been taxed upon initial receipt of the shares). Alternatively, if the employee's pledged shares are exchanged for other shares in a qualifying tax-free transaction, we will forgive all accrued interest and a portion of the loan so that upon such sale the employee will in effect only pay an amount that is equal to one-half of the amount of tax the employee would have had to pay had the transaction been a taxable sale and the employee held the shares at a zero basis. In each case, we will make an additional payment to the employee to cover the income taxes due as a result of the forgiveness and such additional payment. The Board of Directors amended the plan on March 7, 2002 to provide for equal treatment among the employees under the program, as certain employees did not elect to accept the full amount of the loans offered to them. This amendment was implemented by providing for an adjustment of the amount to be forgiven upon a qualifying transaction. If an employee dies or becomes permanently disabled or is terminated other than for cause on, or within one year after, certain specified "change in control" transactions, we will forgive all principal and accrued interest on the loan, with an additional payment to cover the income taxes due as a result of the forgiveness and such additional payment.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

             The Board of Directors, with the concurrence of the audit committee, has selected Ernst & Young LLP as our independent auditors for 2002. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Board of Directors.

             Representatives of Ernst & Young LLP are expected to attend the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Audit Fees

             The aggregate fees billed for professional services for the audit of our financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for such year is $477,500.

Financial Information Systems Design and Implementation Fees

             There were no services provided to us by Ernst & Young LLP during the year ended December 31, 2001 related to financial systems design and implementation.

All Other Fees

             The aggregate fees billed for services rendered by Ernst & Young LLP other than as described above during the year ended December 31, 2001 is $588,500.

       The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

             Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of our Class A common stock to file reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2001 such reporting persons complied with the filing requirements of said Section 16(a).

                                  ANNUAL REPORT

             Our 2001 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. We will provide without charge to each of our stockholders, upon the written request of any such stockholders, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, exclusive of exhibits. Written requests for such Form 10-K should be sent to Colleen Quinn, Senior Vice President of Corporate Relations, 810 7th Avenue, New York, New York 10019.

                                  OTHER MATTERS

             The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                           2003 STOCKHOLDER PROPOSALS

             Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 2003 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by our Secretary at our principal executive offices not later than December 16, 2002.

             Stockholders intending to present a proposal at the 2003 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal that is received by our Secretary no more than 90 days and no less than 60 days prior to the anniversary of the first mailing of our proxy statement for the immediately preceding year's annual meeting. Therefore, we must receive notice of such proposal for the 2003 Annual Meeting no earlier than January 15, 2003 and no later than February 14, 2003. If the notice is received before January 15, 2003 or after February 14, 2003, it will be considered untimely and we will not be required to present it at the 2003 Annual Meeting.

                                                                       Exhibit A
                                                                       ---------

                      INSIGHT COMMUNICATIONS COMPANY, INC.

                             -----------------------

                             Audit Committee Charter

                             -----------------------


         Organization. This charter governs the operations of the Audit
         ------------
Committee (the "Committee") of Insight Communications Company, Inc. (the "Company"). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

         Statement of Policy. The Committee shall provide assistance to the
         -------------------
Board of Directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community and others relating the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

         Responsibilities and Processes. The primary responsibility of the
         ------------------------------
Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

   . The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee will review the experience and qualifications of the key members of the independent auditors and the independent auditor's quality control procedures. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors.

   . The Committee shall discuss with the auditors the overall scope and plans for their audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the auditors, with and without management present, to discuss the results of their examinations.

   . The Committee shall review and discuss with management and the independent auditors (a) any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company, and (b) any transaction with parties related to the Company.

   . The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

   . The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

------------------------------------------------------------------------------------------------------------------------------------
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                                                                               ---------------------------------



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      Sign, Date and Return the
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  THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2.

  1. Election of Directors

     FOR all nominees  [_]  WITHHOLD AUTHORITY to vote      [_]   *EXCEPTIONS  [_]
     listed below           for all nominees listed below
                                                                                   To change your address, please mark this box.
                                                                                                                                 [_]

  The nominees for the board of directors are: 01 - Sidney R. Knafel, 02 - Michael S. Willner, 03 - Kim D. Kelly,
                                               04 - Thomas L. Kempner, 05 - James S. Marcus,
                                               06 - Prakash A. Melwani, 07 - Daniel S. O'Connell
  (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

  *Exceptions ___________________________________________________________________________________________________
                                                 FOR   AGAINST   ABSTAIN

  2. Selection of Independent Auditors.          [_]     [_]       [_]
                                                                                       ---------------------------------------------

                                                                                         S C A N  L I N E

                                                                                       ---------------------------------------------

                                                                                     Please sign exactly as name appears hereon.
                                                                                     Joint owners should each sign. When signing as
                                                                                     attorney, executor, administrator, trustee or
                                                                                     Guardian, please give full title as such.


                                                                       Date      Share Owner sign here      Co-Owner sign here
                                                                     ------------------------------------- -------------------------

                                                                     ------------------------------------- -------------------------
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                      INSIGHT COMMUNICATIONS COMPANY, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints Michael S. Willner and Kim D. Kelly as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 2002
Annual Meeting of the Company, to be held at the Rihga Royal, 151 West 54th
Street, New York, New York, at 9 a.m. on Friday, May 10, 2002, and any adjournment or postponement thereof.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL
BE VOTED "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

(Continued, and please sign, on reverse side)

                                            INSIGHT COMMUNICATIONS COMPANY, INC.
                                            P.O. BOX 11440
                                            NEW YORK, N.Y. 10203-0440




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